Exhibit 23.8

February 22, 2010

Nexen Inc.

801-7th Avenue S.W.

Calgary, Alberta  T2P 3P7

Board of Directors:

We hereby consent to references to McDaniel & Associates Consultants Ltd. contained in the section entitled “Basis of Reserves Estimates” within “Reserves, Production and Related Information” as set out in Part I, Items 1&2 Business and Properties of the Annual Report on Form 10-K for the year ended December 31, 2009, of Nexen Inc. (the Form 10-K) and to the use of our two Report of Third Party letter reports dated February 8, 2010, concerning our evaluation of certain Canadian oil and gas properties owned by Nexen Inc. and our audit of Nexen Inc.’s Syncrude property ownership which are included as exhibits in the Form 10-K.

Sincerely,

McDaniel & Associates Consultants Ltd.

/s/ P. A. Welch

P. A. Welch, P. Eng.

2200, Bow Valley Square 3, 255 - 5 Avenue SW, Calgary AB  T2P 3G6  Tel: (403) 262-5506  Fax: (403) 233-2744  www.mcdan.com